Exhibit 99.1
                                                                                    News Release Contact:  Mac McConnell
Senior Vice President, Finance
713-996-4700
www.dxpe.com

DXP ENTERPRISES ANNOUNCES SECOND QUARTER RESULTS

Houston, TX, -- July 30, 2009 -- DXP Enterprises, Inc. (NASDAQ: DXPE) today announced net income of $2,166,000 for the second quarter ended June 30, 2009, with diluted earnings per share of $0.15 compared to net income of $6,373,000 and diluted earnings per share of $0.46 for the second quarter of 2008.  Sales decreased $43.4 million, or 23.1%, to approximately $144.4 million from $187.8 million for the same period in 2008.   Sales by businesses acquired in 2008, on a same store sales basis, accounted for $12.0 million of 2009 sales for the three month period.  Excluding these sales by the acquired businesses, sales decreased 29.5%.

Net income for the second quarter of 2009 declined 31.7% from $3,172,000 for the first quarter of 2009.  Sales for the second quarter of 2009 declined 8.4% from $157.6 million for the first quarter of 2009.

Net income for the six months ended June 30, 2009 was $5,338,000, with diluted earnings per share of $0.38 compared to net income of $11,812,000 and diluted earnings per share of $0.85 for the first half of 2008.  Sales for the six months ended June 30, 2009 decreased $54.3 million, or 15.2%, to approximately $302.0 million from $356.3 million for the same period in 2008. Excluding first half 2009 sales of $26.2 million by the businesses acquired in 2008, sales decreased 22.6% from the first half of 2008.

David R. Little, Chairman and Chief Executive Officer said, “In the short term, we believe these unprecedented conditions will continue to adversely affect our industry and our business.  However, we will continue to proactively grow our market share, aggressively manage our costs and cash flow, and position ourselves to take advantage of opportunities when the economy begins to recover.”

Mac McConnell, Senior Vice President and Chief Financial Officer said, “Economic conditions for the oil and gas and industrial manufacturing industries have proven to be more severe than anticipated.  We reduced selling, general and administrative expense by approximately $3.1 million, or 7.9% during the second quarter of 2009 from the first quarter of 2009.  We will continue to aggressively manage our costs and position ourselves to take advantage of opportunities when the economy begins to recover.”

DXP Enterprises, Inc. is a leading products and service distributor focused on adding value and total cost savings solutions to MRO and OEM customers in virtually every industry since 1908. DXP provides innovative pumping solutions, supply chain services and MROP (maintenance, repair, operating and production) services that emphasize and utilize DXP’s vast product knowledge and technical expertise in pumps, bearings, power transmission, seals, hose, safety, fluid power, electrical and industrial supplies. DXP’s breadth of MROP products and service solutions allows DXP to be flexible and customer driven, creating competitive advantages for our customers.

DXP’s innovative pumping solutions provide engineering, fabrication and technical design to meet the capital equipment needs of its global customer base. DXP provides solutions by utilizing manufacturer authorized equipment and certified personnel. Pump packages require MRO and OEM equipment such as pumps, motors and valves, and consumable products. DXP leverages its MROP inventories and technical knowledge to lower the total cost and maintain the quality of the pump package.

Precision Supply Chain Services, a DXP integrated supply and category management program, provides a more efficient way to manage the customer’s supply chain needs for indirect products. Our programs allow the customer to transfer all or part of its supply chain needs to DXP, so the customer can focus on its core business. By outsourcing purchasing, accounting, and on-site supply management to DXP, our customers effectively lower their supply chain costs and eliminate redundancies in the supply chain. DXP's broad range of first-tier products provides an efficient measurable solution to reduce cost and streamline procurement and sourcing operations.

The Private Securities Litigation Reform Act of 1995 provides a “safe-harbor” for forward-looking statements.  Certain information included in this press release (as well as information included in oral statements or other written statements made by or to be made by the Company) contains statements that are forward-looking.  Such forward-looking information involves important risks and uncertainties that could significantly affect anticipated results in the future; and accordingly, such results may differ from those expressed in any forward-looking statement made by or on behalf of the Company.  These risks and uncertainties include, but are not limited to; ability to obtain needed capital, dependence on existing management, leverage and debt service, domestic or global economic conditions, and changes in customer preferences and attitudes. For more information, review the Company's filings with the Securities and Exchange Commission.

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DXP ENTERPRISES, INC. AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2009	2008 (Restated)	2009	2008 (Restated)
Sales	$ 144,374	$ 187,802	$ 301,978	$ 356,301
Cost of sales	102,990	135,926	214,520	258,479
Gross profit	41,384	51,876	87,458	97,822
Selling, general and administrative expense	36,263	40,391	75,645	75,769
Operating income	5,121	11,485	11,813	22,053
Other income	48	27	62	40
Interest expense	(1,335)	(1,176)	(2,788)	(2,559)
Income before income taxes	3,834	10,336	9,087	19,534
Provision for income taxes	1,668	3,963	3,749	7,722
Net income	2,166	6,373	5,338	11,812
Preferred stock dividend	(23)	(22)	(38)	(45)
Net income attributable to common shareholders	$ 2,143	$ 6,351	$ 5,300	$ 11,767

Basic income per share	$ 0.16	$ 0.49	$ 0.40	$ 0.92
Weighted average common shares outstanding	13,103	12,857	13,091	12,857
Diluted income per share	$ 0.15	$ 0.46	$ 0.38	$ 0.85
Weighted average common and common equivalent shares outstanding	13,977	13,837	13,965	13,837

Unaudited Reconciliation of Non-GAAP Financial Information

The following table is a reconciliation of EBITDA*; a non-GAAP financial measure, to income before  income taxes, calculated and reported in accordance with U.S. GAAP;

	Three Months Ended June 30,		Six Months Ended June 30,
	2009	2008	2009	2008
Income before income taxes	$ 3,834	$ 10,336	$ 9,087	$ 19,534
Plus interest expense	1,335	1,176	2,788	2,559
Plus depreciation and amortization	2,896	2,286	5,800	4,496
EBITDA	$ 8,065	$ 13,798	$ 17,675	$ 26,589

*EBITDA – earnings before interest, taxes, depreciation and amortization

DXP ENTERPRISES, INC., AND SUBSIDIARIES CONDENSED CONSOLIDATED BALANCE SHEETS (In Thousands, Except Share and Per Share Amounts)

	June 30, 2009	December 31, 2008
ASSETS	(unaudited)
Current assets:
Cash	$ 2,470	$ 5,698
Trade accounts receivable	77,851	101,191
Inventories, net	102,876	119,097
Prepaid expenses and other current assets	3,763	2,851
Deferred income taxes	5,903	3,863
Total current assets	192,863	232,700
Property and equipment, net	19,422	20,331
Goodwill	100,001	98,718
Other intangibles	41,614	45,227
Other assets	707	880
Total assets	$ 354,607	$ 397,856
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt	$ 13,817	$ 13,965
Trade accounts payable	42,038	57,539
Accrued wages and benefits	8,761	12,869
Customer advances	2,119	2,719
Federal income taxes payable	5,198	7,894
Other accrued liabilities	4,223	8,660
Total current liabilities	76,156	103,646
Other liabilities	12	12
Long-term debt, less current portion	131,150	154,591
Deferred income taxes	11,004	9,419
Total shareholders’ equity	136,285	130,188
Total liabilities and shareholders’ equity	$ 354,607	$ 397,856